JPMORGAN CHINA REGION FUND, INC.

FOR IMMEDIATE RELEASE

Contacts:

Simon Crinage, President and Interested Director

Lucy Dina, Secretary

Telephone: +44 20 7742 4000

Email: lucy.j.dina@jpmorgan.com

Website: http://www.jpmchinaregionfund.com

JPMORGAN CHINA REGION FUND, INC.

BOARD TO SUBMIT PROPOSAL FOR LIQUIDATION OF THE FUND TO
VOTE OF STOCKHOLDERS

December 30, 2016

BOSTON, MA, JPMorgan China Region Fund, Inc. (‘JFC’ or the ‘Fund’) announced today that the Board of Directors of the Fund (‘Board’) has determined to submit a proposal to liquidate the Fund to a vote of all stockholders. This determination follows the Board’s consideration of the Fund’s future following various discussions with stockholders.

The Board is currently analyzing considerations regarding the timing and format of this proposal. The Board will provide further details regarding its proposal to liquidate the Fund as soon as reasonably practicable.

The Fund is a non-diversified, closed-end management investment company whose shares are traded on the New York Stock Exchange. The Fund trades under the symbol “JFC.”

The Fund seeks to achieve long-term capital appreciation through investments primarily in equity securities of companies with substantial assets in, or revenues derived from, the People's Republic of China, Hong Kong, Taiwan and Macau—collectively, the China Region.

Copies of the documents filed with the SEC by the Fund are available free of charge on the Fund’s internet website at http://www.jpmchinaregionfund.com

JPMorgan Fund Services, in Boston, MA is the Fund’s accounting and administrative agent.

This release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of Fund securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Investing involves risk and it is possible to lose money on any investment in the Fund. Past performance is no guarantee of future returns.

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